QWEST SERVICES CORPORATION MASTER REPRESENTATIVE AGREEMENT
                                      -------------------------------
This Agreement is made by and between Qwest Services Corporation, 1801 California Street, Denver, CO 80202 ("Qwest") and the representative identified below ("Representative"). This Agreement shall be effective on the date that Qwest accepts it after Representative's execution ("Effective Date").

1. Solicitation of Orders. Representative may, during the term of this Agreement and on a non-exclusive basis, solicit orders only from prospective commercial (not residential) subscribers to telecommunications and multimedia services specified and provided by Qwest ("Services"). A list of the Services is posted on Qwest's Q. Partner web site at https://q.partner.qwest.com/login.jsp and is made a part of this Agreement. Qwest reserves the right to modify the Services, the prices o( the Services and associated commissions set forth in the applicable commission addendum effective upon posting the modifications to Qwest's Q. Partner web site or other notice to Representative.

2. Commissions. Qwest shall pay to Representative a commission in accordance with the applicable commission addendum, on valid orders for Services submitted by Representative, for each actual subscriber of Services ("Subscriber") which arose directly from the solicitation efforts of Representative in accordance with the terms of this Agreement. Qwest may also pay to Representative Commissions for Qwest offerings other than the Services in accordance with any other addenda agreed upon by Representative and Qwest in writing and attached hereto. Qwest may in its sole discretion accept or reject any prospective Subscriber or service order submitted to Qwest by Representative and terminate or assign any agreement for Services with any Subscriber. Representative shall have one hundred eighty (180) days from the date of any commission statement to dispute the accuracy and completeness of such statement, and any such statement (or portion thereof) not disputed within such period shall be deemed correct and binding upon Representative. Upon termination of this Agreement pursuant to
Section 9, Qwest's commission payment obligation with respect to each account for which Representative receives a commission pursuant to this Agreement shall survive so long as the Subscriber remains a customer of Qwest (including any extensions or renewals), but in no event longer than twenty four (24) months past such termination; provided, however, that Representative shall be bound by all material obligations of this Agreement for so long as commissions are paid to Representative pursuant to this Agreement. Qwest reserves the right to terminate commission payments immediately upon termination of this Agreement in accordance with Section 10. Qwest shall have no liability to Representative for commissions that might have been earned by Representative under this Agreement but for the inability or failure of Qwest to provide Services to any person solicited by Representative or for whom an order was submitted by Representative or in the event of discontinuation or modification of the Services. In order for a Contract Renewal to be eligible for compensation under the applicable commission addendum, Representative must have been responsible for the original sale to the customer. Contract Renewals are defined as changing the term of an existing customer contract or extending a customer's service contract, by selling a new contract to that customer prior to a current contract's expiration. Contract Renewals also include renewals of any expired customer contracts. In the event that any Subscriber account(s) for which Representative receives a commission is merged into an existing Subscriber account(s) for which Representative is not entitled to a commission, and such account migration is by reason of a merger, acquisition, operation of law, or otherwise at the request of the Subscriber, Qwest's commission obligation on the merged Subscriber account shall cease immediately upon such account migration.

3. Relationship of Parties. Representative is an independent contractor, and no joint venture, partnership, agency or employment relationship is created by this Agreement. Representative shall be responsible for the control and acts of its employees and all agents, including all Direct Sub-Agents (as defined) and all indirect sub-agents (collectively "Sub-Agents"), as well as any other agents of Representative. The term "partner" as used in any materials Qwest provides to Representative shall not be deemed to create a partnership between the parties. Neither party is authorized to bind the other with respect to any matter including, without limitation, express or implied agreements, guarantees, representations or debts. Representative shall do nothing that would tend to discredit, injure the reputation of, or reflect adversely upon Qwest or its products or services. Representative shall be responsible for all harm caused by or occurring in connection with Representative's acts, omissions or misrepresentations. Nothing contained herein shall be deemed to limit Qwest's ability to market and to solicit sales of the Services directly, through other representatives, affiliates, distributors, or dealers, or through any other channel of distribution at any time in any area, as Qwest may determine in its sole discretion. Qwest ultimately is responsible for its customer relationship with a Subscriber and for resolution of all customer disputes regarding the Services.

4. Sub-Agency. Prior to any sales of Services or solicitation of orders for Services by a direct sub-agent of Representative ("Direct Sub-Agent"), Representative shall enter into an enforceable written agreement with such Direct Sub-Agent ("Sub-Agent Agreement") that (i) requires such Direct Sub-Agent to comply with (A) the obligation to maintain responsibility for the control and acts of each of its Sub-Agents, as well as the employees and all agents of such Sub-Agents; (B) the prohibition against binding Qwest with respect to any matter including, without limitation, express or implied agreements, guarantees, representations or debts; (C) the prohibition against taking any action that would tend to discredit, injure the reputation of, or reflect adversely upon Qwest or its products or services; (D) the obligation to maintain responsibility for all harm caused by or occurring in connection with its Sub-Agents' acts, omissions or misrepresentations; (E) the obligation to comply with the responsibilities as set forth in Section 5 sub-sections (a) through (f) of this Agreement; (F) the obligation to make the representations as set forth in
Section 6.a. sub-sections (1) through (6) of this Agreement; (G) the obligation to maintain confidentiality as set forth in Section 7 of this Agreement; (H) the prohibition against the solicitation of Subscribers or employees of Qwest as set forth in Section 8 of this Agreement; (I) the obligation to comply with the terms of Addendum B-1, Addendum B-2, Addendum B-3; and Addendum C-1 of this Agreement, (ii) requires such Direct Sub-Agent to include in all agreements with all of its sub-agents, terms and conditions that are substantially similar to requirements set forth in Section 4(i) sub-sections A) through (I) above, and
(iii) expressly names Qwest as an intended third party beneficiary with the right to rely on and directly enforce the terms thereof. Representative shall enforce each Direct Sub-Agent Agreement and shall notify Qwest of any breach or suspected breach of any obligation under a Direct Sub-Agent Agreement, as well as any breach or suspected breach of any obligation under an agreement with any other Sub-Agent, that comes to its attention. In addition, Representative and Sub-Agent shall cooperate with Qwest in any legal action to prevent or to stop unauthorized use or sales of Services,

5.  Representative  Responsibilities.
a. Unless Qwest otherwise consents in writing, Representative shall solicit orders only in accordance with (i) this Agreement, (ii) other terms established by Qwest in writing, (iii) Addendum B-1 with respect to Qwest Services to which a Qwest Rate and Service Schedule ("Service Schedule") applies and (iv) the prices set forth in the applicable Service Schedule (as posted on Qwest's Q.
Partner  web  site  or  otherwise  provided  to  Representative).
b. If a prospective or current Subscriber of Qwest is solicited or serviced, as the case may be, by both Representative and either another independent authorized sales representative or an employee of Qwest, Qwest reserves the right to determine how Representative and/or either another independent authorized sales representative or an employee of Qwest will be credited with such Subscriber or order, and Representative agrees to be bound by Qwest's decision in this regard.
c. Representative shall identify itself as a Representative for the Qwest Business Partner Program' solely in connection with the marketing to prospective Subscribers and shall otherwise identify itself as an independent business.
d. Representative shall only use Qwest-approved marketing materials and shall not develop or use any other product literature or modify any materials provided by Qwest. Qwest shall provide to Representative (i) Qwest approved literature and marketing materials describing Qwest and the products and Services at prevailing prices and (ii) a general product overview. Representative shall make no representations or warranties relating to the services except as set forth in the literature, approved in writing by Qwest, or as otherwise expressly permitted by Qwest.
e. Representative shall not use the name, service marks or trademarks of Qwest or its affiliates, including without limitation Qwest Business Partner Program"", without Qwest's prior written consent. Representative shall abide by the Guidelines Regarding Use of Qwest's Service Marks set forth in Addendum C-1.
f. Representative shall meet the requisite requirements for participation in the Qwest Business Partner Program"" as set forth on Qwest's Q. Partner web site. Qwest reserves the right to modify those requirements effective upon posting the modifications to Qwest's Q. Partner web site or other notice to Representative.
g. Representative shall not directly induce or solicit any person employed by Qwest to terminate his or her relationship with Qwest for the purpose of providing sales or marketing services on behalf of Representative, either directly or as a sub-agent. Further, for a period of one hundred eighty (180) days following a Qwest employee's voluntary termination from Qwest, Representative shall not directly solicit such former employee for the purpose of providing sales or marketing services on behalf of Representative, either directly or as a sub-agent. In addition, if, during the term of this Agreement, Representative employs any former employee of Qwest, or contracts with any former employee of Qwest to be a Direct Sub-Agent, Representative will not, without prior written approval of Qwest, allow such former Qwest employee: (i) access to any Qwest Confidential Information associated with this Agreement, including, but not limited to, the terms and conditions of this Agreement; or
(ii) to work on or consult on, or in any way be associated with, the Representative's performance of its duties in this Agreement.

6.     Representations.
a.      Representative  represents  and  warrants  that:
(1) at its own expense, it is in compliance with and shall continue to be in compliance with all applicable international, federal, state, and local laws and regulations applicable to its performance under this Agreement and it shall maintain in full force and effect all licenses and permits required for its performance under this Agreement;
(2) it is not currently bound by any other agreements, restrictions, or obligations that interfere with this Agreement and will not assume any such obligations during the term of this Agreement;
(3) in performing its duties under this Agreement, Representative shall be governed in all dealings with members of the public by professional standards of honesty, integrity and fair dealing;
(4) it shall make no representations or guarantees concerning Qwest or its products or services which are false, misleading or inconsistent with the representations set forth in promotional materials, literature, manuals and price lists published and supplied by Qwest from time to time (including, without limitation, the Tariff and the Agency Price List).
(5) it shall, at all times during the term of this Agreement, maintain at its sole expense (i) worker's compensation insurance with statutory limits as required in the states of operation, even if not required by statute, and (ii) commercial general liability insurance for claims of bodily and personal injury, death and property damage. Such insurance shall provide coverage in the amount of at least one million dollars ($1,000,000.00) per occurrence. Upon request by Qwest, Representative shall furnish proof satisfactory to Qwest that all required insurance coverage is in full force and effect.
(6) neither Representative nor any of its officers, directors, employees or representatives have ever been dismissed, fined, or otherwise sanctioned for fraudulent or improper sales practices.
b.     Qwest  represents  and  warrants  that:
(1) at its own expense, it is in compliance with and shall continue to be in compliance with all applicable international, federal, state, and local laws and regulations applicable to its performance under this Agreement and it shall maintain in full force and effect all licenses and permits required for its performance under this Agreement;
(2) it is not currently bound by any other agreements, restrictions, or obligations that interfere with this Agreement and will not assume any such obligations during the term of this Agreement;
(3) in performing its duties under this Agreement, Qwest shall be governed in all dealings with members of the public by professional standards of honesty, integrity and fair dealing.

7.  Confidentiality.
a. During the term of this Agreement and after termination or expiration of this Agreement, neither party shall in any way transfer to any third party or use in direct or indirect competition with the other party or any of its other agents any information disclosed by a party to the other party that is marked as confidential or that is or should be reasonably understood to be confidential {"Confidential Information"). Confidential Information includes, but is not limited to, technical information, price lists, data and business plans. Confidential Information is the exclusive property of the disclosing party and may be used by the receiving party solely in the performance of its obligations under this Agreement.
b. The Federal Communications Commission ("FCC") has promulgated certain rules and orders relating to the use of Customer Proprietary Network Information ("CONE"), as defined in the Communications Act of 1934, as amended. It is essential for both Qwest and Representative to fully comply with such CONE Rules. Qwest may provide Representative with, and Representative may otherwise receive, certain information regarding Qwest's Subscribers pursuant to the terms of this Agreement, including, but not limited to. Subscribers' names, addresses and telephone numbers, and other Subscriber information that relates to telecommunications and/or other services provided by Qwest to its Subscribers ("Subscriber Information"). The Parties agree that all Subscriber Information provided to Representative by Qwest or otherwise received by Representative pursuant to this Agreement, whether oral or written, and whether disclosed prior to or after the effective date of any amendment hereto, including, but not limited to, Subscriber Information and CONE, will be deemed and treated as Confidential Information under this Agreement, whether or not such information is marked as confidential. Representative will not use Subscriber Information for telemarketing, other forms of marketing or any other purpose including but not limited to preparing aggregated information or any new sources of information, except as specifically approved in writing by an authorized agent of Qwest. Representative shall limit access to the Subscriber Information solely to those employees who need to have access to it in order to perform under this Agreement. Representative shall not share, disclose, market or sell Subscriber Information to any other person or entity, including any affiliate of division of such party. At the conclusion of the Agreement, or any time at the specific request of Qwest, any and all Subscriber Information, including copies of any notes, reports, or other descriptive materials of any kind will be returned to Qwest or, alternatively, Qwest may, at Qwest's sole discretion, permit Representative to timely destroy such Subscriber Information provided that Representative shall, immediately after such destruction, certify in writing that the Subscriber Information has been so destroyed.
c. The parties agree that monetary damages for breach of this Section are not adequate and that either party shall be entitled to injunctive relief with respect to such breach. In addition, Representative shall not make any public announcement Including but not limited to press releases regarding this Agreement or any relation between Representative and Qwest, without prior written consent from the Qwest Corporate Communications Department. This Confidential Information section and all obligations contained therein will survive any termination or expiration of the Agreement.

8. No Solicitation. During the term of this Agreement and so long after the termination of the Agreement as Qwest is obligated to pay to Representative commissions, as set forth in Section 2, Representative shall not directly or Indirectly induce any Subscriber or its affiliates to discontinue its relationship with Qwest, provided that this clause shall not be interpreted to restrict in any way the ability of Representative to seek, for itself or its customers, and present to its customers competitive bids for telecommunication services, including but not limited to telecommunication services similar to the Services. Where Representative is assisting a Subscriber in obtaining additional or replacement telecommunications services, Representative shall, subject to Subscriber consent, give Qwest an opportunity and reasonable time to respond to any competitive offer provided to Representative on behalf of the Subscriber prior to presenting such competitive offer to the Subscriber. Where Qwest is able to match or beat such competitive offer, Representative shall first present Qwest's offer to the Subscriber,

9. Term. The initial term of this Agreement shall be for a period of one (1) year from the Effective Date and shall be renewed thereafter automatically for successive one (1 } year terms, unless sooner terminated under this Agreement. Either party may terminate this Agreement at any time upon giving the other party at least thirty (30) days prior written notice.

10.  Termination  by  Qwest.
a. This Agreement may be terminated by Qwest: i) upon at least ten (10) days prior written notice by Qwest for breach by Representative of any provision of this Agreement, unless such breach has been cured by Representative within the notice period: (ii) immediately upon written notice by Qwest (A) if Representative participates or engages in any activity relating to fraud against Qwest or if Representative falsifies or forges any order for service; (B) for insolvency, bankruptcy, receivership, dissolution or death of Representative or Representative's attempted assignment of the Agreement without Qwest's prior written consent; (C) in the event Qwest discovers any irregular marketing activity by Representative or any irregular activity by current or prospective Subscribers solicited by Representative; or (D) if Representative fails to comply with the provisions set forth in Sections 5.e. 6.a(6), 7, 8 or Addendum B-2 of this Agreement; (iii) upon thirty (30) days prior written notice by Qwest in the event that Representative fails to achieve and to maintain any applicable minimum requirement as set forth in the applicable commission addendum. For purposes of this Agreement, 'irregular marketing activity1 shall refer to any marketing activity that violates any federal, state, or local law, any Qwest policy communicated via Q.Partner. or the terms of this Agreement. For purposes of this Agreement, "irregular activity by current or prospective Subscribers" shall refer to any activity of any Subscriber that violates any federal, state or local law, the terms of this Agreement or the terms of Qwest's Acceptable Use Policy, if applicable, if such activity is under the direction of Representative or based on a representation made by Representative.
b. In the event a Sub-Agent (as defined) (i) participates or engages in any activity relating to fraud against Qwest; (ii) falsifies or forges any order for service; (iii) engages in any Irregular Marketing Activity, or any other activity that is in violation of any federal, state or local law; or (iv) breaches any material provision of this Agreement, then this Agreement may be terminated by Qwest upon at least ten (10) days prior written notice by Qwest, unless within such ten (10) day cure period Representative (A) terminates such Sub-Agent from all participation in, and association of any kind with this Qwest sales and marketing program, and (B) delivers to Qwest sufficient proof, to Qwest's reasonable satisfaction, that such Sub-Agent has been so terminates by Representative.

11. Limitation of Liability. EXCEPT WITH REGARD TO REPRESENTATIVE'S INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN, AND SET FORTH IN SECTION 7, NEITHER PARTY, ITS AFFILIATES OR CONTRACTORS SHALL BE LIABLE FOR ANY INDIRECT. INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY LOST OR IMPUTED PROFITS OR REVENUES OR LOST DATA OR COSTS OF COVER ARISING FROM OR RELATED TO THIS AGREEMENT, OR EITHER PARTY'S PERFORMANCE OR NONPERFORMANCE WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LIABILITY, LOSS OR DAMAGE. QWEST'S LIABILITY HEREUNDER WITH SUCH THE CLAIM IS MADE. Notwithstanding the foregoing, Qwest has no responsibility to Representative and shall incur no liability with respect to (i) the continued availability or operation of any Services, (ii) any adjustment(s) by Qwest to the terms and conditions of any Services, (iii) the failure by Qwest to accept any prospective Subscriber, (iv) the failure by Qwest to provide or to continue to provide any Services to a prospective or current Subscriber due to an initial or continuing credit approval process or due to termination or assignment of such Subscriber's agreement with Qwest and (v) any non-Qwest products or services marketed, sold or licensed by Representative.

12.  Indemnification.
a. Representative shall indemnify, defend, and hold harmless Qwest and its officers, directors, employees, agents and affiliates from and against any and all claims, demands, actions, losses, damages, assessments, charges, liabilities, costs and expenses (including, without limitation, interest, penalties, attorney's fees and disbursements) which may at any time be suffered or incurred by or be asserted against any or all of them, directly or indirectly, on account of or in connection with: (i) Representative's default under any provision in this Agreement, breach of any warranty or representation in this Agreement, or failure in any way to perform any obligation under this Agreement; or (ii) any Claim, cause Of action, judgment, liability or expense relating to or arising out of the acts or omissions of Representative, its employees, contractors or agents.
b- Qwest shall, to the extent provided in this Section, indemnify, defend and hold harmless Representative from and against any third-party claim, action, suit or proceeding ("Claim") by a Subscriber brought to Qwest by Representative pursuant to this Agreement, which Claim is directly related to Qwest's provision of the Services to such Subscriber; provided that Qwest shall not have any obligation to indemnify Representative if such Claim was caused directly or indirectly by any, action or omission of Representative or any other breach of this Agreement by Representative. Qwest's obligation to indemnify Representative is contingent upon: (i) Representative providing Qwest prompt written notice of any Claim and (ii) Representative providing Qwest, at Qwest's expense, all information and assistance reasonably requested by Qwest for Qwest to defend or to bring a countersuit in conjunction with such Claim. This Section sets forth the sole and exclusive remedy of Representative and the entire obligation and liability of Qwest as to any Claims by a Subscriber related to Qwest's provision of the Services.

13. Notices. Notices to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly and properly given on the earlier of: (t) the date such notice has been received; (ii) the next day if sent by overnight courier designated for next day delivery or (iii) five (5) days after deposit of such notice in the United States Mail, postage prepaid, to be delivered by certified mail, return receipt requested, addressed to the party at the address given in this Agreement or at such address as such party may designate in writing from time to time.

14. Dispute Resolution. Any dispute arising out of this Agreement which cannot be resolved by the parties will be settled by arbitration, which will be conducted in accordance with the JAMS Comprehensive Arbitration Rules. Either party may initiate arbitration by providing written demand for arbitration to JAMS (with a copy to the other party), a copy of this Agreement and the administrative fee required by JAMS. The written demand for arbitration shall be sufficiently detailed to permit the other party to understand the claim(s) and identify witnesses and relevant documents. The remaining cost of the arbitration, including arbitrator's fees, shall be shared equally by the parties; provided, however, each party shall bear the cost of preparing and presenting its own case (including its own attorneys' fees). The arbitrator has no authority to award any indirect, incidental, special, punitive, or consequential damages, including damages for lost profits. The arbitrator's decision shall follow the plain meaning of the Agreement and shall be final, binding, and enforceable in a court of competent jurisdiction. If either party fails to comply with the dispute resolution process set forth herein (e.g., non-payment of an arbitration award) and a party Is required to resort to court proceedings to enforce such compliance, then th8 non-complying party shall reimburse all of the costs and expenses incurred by the party requesting such enforcement (including reasonable attorneys' fees).

15.Miscellaneous. Representative may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Qwest. In the event that any portion of this Agreement is held to be unenforceable, the unenforceable portion shall be construed as nearly as possible to reflect the original intent of the parties and the remainder of the provisions shall remain in full force and effect. Neither party's failure to insist upon strict performance of any provision of this Agreement shall be construed as a waiver of any of its rights hereunder. Neither the course of conduct between parties nor trade practice shall act to modify any provision hereunder. The terms and conditions of this Agreement, including all Addenda, shall prevail notwithstanding any conflicting terms and conditions of any order form or other form for order solicitation submitted by Representative to Qwest. All terms and provisions of this Agreement that should by their nature survive the termination of this Agreement shall so survive. Neither party will be liable for any delay or failure to perform its obligations hereunder (except with regard to payment obligations) where delayed or hindered by war, riots, embargoes, strikes or acts of its vendors or suppliers, accidents, acts of God, changes in law or government regulation or any other event beyond its reasonable control. The laws of the State of New York shall govern this Agreement. This Agreement and any addenda or order forms accepted hereunder constitute one and the same legally binding instrument and the entire agreement between Representative and Qwest, and it supersedes all prior oral or written agreements between the parties with respect to the matters provided for herein. This Agreement shall not be amended except by written amendment signed by authorized representatives of both parties to this Agreement.


Network  Installation-Corporation

/s/  Michael  Cummings

----------------------------
Michael  Cummings


QWEST  SERVICES  CORPORATION
/s/ Pat Lewis
-------------------
Pat Lewis


     ADDENDUM  A-1  Commission  Rate  Schedule
                    --------------------------
1.  Commission.  During  the  term  of  this  Agreement  and  provided  that
    -----------
Representative is not in default of any obligations under this Agreement, Representative shall receive a commission as set forth in Section 2 below based on Billed Monthly Revenue {as defined below in this Section 1), for new Services solicited and sold by Representative in accordance with Qwest's then existing Service Schedules. For purposes of this Agreement, "Billed Monthly Revenue" (which may also be referred to in certain communications as "Commissionable Revenue") shall mean the interexchange toll or usage charges billed by Qwest related to the use of Services by Subscribers (excluding taxes, installation charges, subscription fees, surcharges, directory assistance, pass through access/egress or related charges imposed by third parties, and a percentage related to estimated uncollectibles, unbillables, and LEG holdbacks (if such percentage deduction is necessary as determined by Qwest in its sole discretion and upon written notice to Representative) and revenue attributable to Touch America services). The amount of commissions paid to Representative under this Addendum A-1 shall be derived by applying the commission percentage set forth below to eligible charges (after application of all discounts, credits, and promotions) incurred under the Service Schedule for Qwest Services used by Subscribers who are accepted by Qwest. Qwest shall use commercially reasonable efforts to make commission payments to Representative approximately forty-five
(45) days from the end of the month to which said percentage is applied. Qwest reserves the right to compare, from time to time, Billed Monthly Revenue to "Collected Monthly Revenue" (defined as the amount of Billed Monthly Revenue actually collected by Qwest) and charge back to Representative the amount of commissions paid to Representative in excess of the amount Representative would have received had Qwest paid commissions based on Collected Monthly Revenue. Qwest reserves the right to set-off from commissions without notice any amount due to Qwest by Representative or its affiliates, including, without limitation, any commissions paid to Representative in error. Qwest may withhold the last month's payment of commissions owed to Representative for up to six (6) months in order for Qwest to determine whether to charge back to Representative any commissions paid in excess of commissions based on Collected Monthly Revenue.

2.  Commission  percentages.  Subject  to  Section 1 of this Addendum A-1, Qwest
    ------------------------
shall pay to Representative commissions in accordance with this Section 2. The commission percentage is valid only on standard Qwest Services as normally offered to Qwest customers in accordance with Qwest's then existing Service Schedules. Qwest shall determine commissions on non-standard Qwest Services and/or Qwest Services provided under a special pricing and/or promotion arrangement on a case-by-case basis.
(A)    Commission*:
For accounts other than Existing Accounts and Previously Fixed Accounts (both as defined in Exhibit 1 to this Addendum A-1 if applicable), Qwest shall pay Representative a monthly commission percentage of fourteen percent (14%) on the Billed Monthly Revenue Qwest derives under this Agreement.
*  Percentages  are  applied  from  the  first dollar of Billed Monthly Revenue.

3.     Minimum  Billed  Monthly  Revenue.   Qwest  may  terminate  the Agreement
       ----------------------------------
immediately upon written notice in the event that in the nineteenth (19Ih) month from the Effective Date Representative fails to achieve and to maintain, in each subsequent month, Billed Monthly Revenue derived under this Addendum A-1 of at least one hundred thousand dollars ($100,000). No commissions shall be due or payable following termination pursuant to this Section

ADDENDUM  A-10  Local  Services  Commission  Rate  Schedule
                -------------------------------------------

1.  Commission.  During  the  term  of  this  Agreement  and  provided  that
    -----------
Representative is not in default of any obligations under this Agreement, Representative shall receive a commission as set forth in Section 2 below based on Billed Monthly Revenue (as defined below in this Section 1) for Local Services (as specifically posted on Qwest's Q.Partner web site at ________________________ solicited and sold by Representative in accordance with the Agreement. For purposes of this Addendum A-10, "Billed Monthly Revenue" (which may also be referred to in certain communications as "Commissionable Revenue") shall mean the usage charges billed by Qwest related to the use of Local Services by Subscribers (excluding taxes, FCC charges and EAS charges, right-of-use fees, Centrex Exchange Access charges, NARS (Network Access Registers), CALC (Customer Access Line Charges), DID (Direct Inward Dialing) number charges, GSP (Global Service Provider) charges, installation charges or other non-recurring charges, subscription fees, surcharges, directory assistance, pass through access/egress or related charges imposed by third parties, and a percentage related to estimated uncollectibles and/or unbillables). The amount of commissions paid to Representative under this Addendum A-10 shall be derived by applying the commission percentage set forth below to eligible charges (after application of all discounts, credits, and promotions) incurred for Local Services used by Subscribers who are accepted by Qwest. Qwest shall use commercially reasonable efforts to make commission payments to Representative approximately forty-five (45) days from the end of the month to which said percentage is applied. Qwest reserves the right to compare, from time to time, Billed Monthly Revenue to "Collected Monthly Revenue" {defined as the amount of Billed Monthly Revenue actually collected by Qwest) and charge back to Representative the amount of commissions paid to Representative in excess of the amount Representative would have received had Qwest paid commissions based on Collected Monthly Revenue. Qwest reserves the right to set-off from commissions without notice any amount due to Qwest by Representative or its affiliates, including, without limitation, any commissions paid to Representative in error. Qwest may withhold the last month's payment of commissions owed to Representative for up to six (6) months in order for Qwest to determine whether to charge back to Representative any commissions paid in excess of commissions based on Collected Monthly Revenue.

2.  Commission  percentages.  Subject  to Section 1 of this Addendum A-10, Qwest
    ------------------------
shall pay to Representative a monthly commission percentage of fifteen percent (15%)". The commission percentage is valid only on standard Qwest Local Services as normally offered to Qwest customers in accordance with Qwest's then existing Service Schedules, tariffs or other generally available offerings. Qwest shall determine commissions on non-standard Qwest Services and/or Qwest Services provided under a special pricing and/or promotion arrangement on a case-by-case basis.
*  Percentages  are  applied  from  the  first dollar of Billed Monthly Revenue.

                                  ADDENDUM B-l
             Solicitation Of Services Subject to a Service Schedule
             ------------------------------------------------------
1. Regulated Services. All Qwest regulated Services, including, but not limited to, Q.GUARANTEEDSM and Q.INTB3RITYSM Services are provided pursuant to Qwest's Service Schedules. The Service Schedules are found at 1801 California Street, 47lh Floor, Denver, Colorado 80202. To the extent the Services are subject to an interstate, state or international tariff of Qwest or its affiliates {'Tariffs"), in such cases, references in this Agreement to Service Schedule shall instead be deemed to refer to the applicable Tariff. Qwest may from time to time modify Tariff or Service Schedule. Qwest will post changes to the Service Schedule to the website listed above.
Representative represents and acknowledges that such Services shall be described only in accordance with Qwest's Service Schedules, to the extent applicable.

2. InterLATA Services. Federal law currently prohibits Qwest from providing interLATA long distance services in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington, and Wyoming (i.e., voice and data services that originate in such states, a private line with one end point in those states or toll free service that terminates in such states) until Qwest has obtained authorization to provide such services in those states.

3. Sales of Subscribers. Representative agrees to use its best efforts in having each Subscriber enter into a written agreement with Qwest for the provision of Services and/or submit a Letter of Authorization or Letter of Agency ("LOA") (collectively "Authorization") as required by law and Qwest, Further, Representative shall solicit orders according to the guidelines reasonably specified from time to time by Qwest.

4. Slamming Prevention. Representative shall provide, at Representative's expense, a copy of "Qwest's POLICIES AND PROCEDURES REGARDING SLAMMING PREVENTION", as set forth in Addendum B-2, a "Zero Slamming Pledge" form, as set forth in Addendum B-3, and an "Acknowledgment" form, as set forth in Addendum B-4, to all employees, agents or independent distributors involved in the soliciting of Services. Representative shall have the employee, agent or independent distributor review the aforementioned policy and return to the Representative a signed "Acknowledgment' form indicating they understand and will comply with the Qwest policy. Representative further agrees to produce a copy of the signed "Acknowledgment" form within forty-eight (48) hours, upon Qwest's request, for any employee, agent or independent distributor. If Representative does not comply with the request for providing a signed "Acknowledgment" form, then Qwest may, at its sole discretion, suspend accepting LOA's hereunder and/or service order information or terminate this Agreement immediately.

5. Authorization. Representative shall use commercially reasonable efforts to safeguard against the submission of improper, inaccurate and invalid Authorizations. In the event a local telephone company ("LEG") or any regulatory entity assesses Qwest any charges for improper, inadequate or invalid Authorizations relating to Services ordered through Representative, Representative shall promptly reimburse Qwest for all LEG and/or regulatory charges, plus a Qwest management fee of one-hundred dollars ($100.00) for any invalid PIC authorization and any other product, assessment or change that is deemed to lack proper Authorization. Payment for said charges may be withheld from payable commissions, provided however, no charge or fee shall be payable by Representative if the charge or fee is the result from an improper format of the Authorization as approved by Qwest hereunder. Upon the request of Qwest, Representative will provide to Qwest or the LEG, at Representative's expense, any documentation required by the LEG regarding the Authorizations for customers sold hereunder. In addition, Representative shall promptly and in good faith cooperate with Qwest and all LECs in attempting to resolve all carrier selection and Authorization disputes.

6. Rates. Representative shall not package any other business activity in such a manner to cause Subscribers to pay fees in excess of rates of Services set forth in the Service Schedule.

     ADDENDUM  B-2  "QWEST'S  POLICIES  AND  PROCEDURES  REGARDING  SLAMMING
PREVENTION"

ADVISORY  TO  ALL  REPRESENTATIVES  SELLING  QWEST  COMMUNICATION  CORPORATION'S
SERVICES:

Unauthorized switching of long distance service, or "slamming," is the number one problem facing the long distance industry today. Slamming is illegal, harmful to consumers, and will not be tolerated by Qwest. Qwest offers its customers the highest quality, reliability and value in the industry. These attributes are more than enough to attract customers, and a sales representative should never resort to fraud, deceit or trickery to generate sales. The following document is designed to educate every person involved in the sale or marketing of Qwest's long distance services about the causes of unauthorized switches, Qwest's zero tolerance for such switches, and what can be done to prevent unauthorized switching. ALL REPRESENTATIVES AND REPRESENTATIVES SELLING
                                  ----------------------------------------------
QWEST  LONG DISTANCE SERVICE MUST CAREFULLY READ THIS ADVISORY AND MUST READ AND
 -------------------------------------------------------------------------------
SIGN  THE  ZERO  SLAMMING PLEDGE ATTACHED TO THIS DOCUMENT. The signed Zero Slam
-----------------------------------------------------------
Pledge(s) must be forwarded to Qwest before any individual begins marketing services on behalf of Qwest and must be re-affirmed at least every 6 months thereafter.

A.  COMMON  CAUSES  OF  SLAMMING:
- Incorrect telephone number submitted on the Letter of Authorization or "LOA" means that incorrect telephone number is switched without the customer's written consent.
- The submitted LOA is illegible and causes the person that keys the order into the system to enter the wrong names and/or phones number.
- The person who "authorized" switching carriers really didn't have the authority to make the switch. Sometimes children, roommates, receptionists, secretaries or assistants authorize a switch to qualify for some sort of premium or other inducement even though they lack the authority to make decisions on behalf of the subscriber.

A simple misunderstanding when one partner doesn't tell the other partner or accounts payable personnel about selecting a new long distance service. This is especially common when the person authorizing the switch is not the person who reviews or pays the bills. The bill-paying partner or accounts payable representative sees a new long distance carrier name and thinks something is wrong. Please ask your customers to inform the appropriate persons within the household or company about the change in long distance carriers.
- Signing someone up just to "get the sale" or reach a qualification or commission level. Laziness and "cutting corners" can lead to mistakes, misunderstandings and improper orders. Sales agents should note that forging the signature of another person is illegal and grounds for immediate dismissal.
- Signing someone up, without the customer's knowledge, as a result of spending a lot of time with a decision-maker and assuming that the person would be satisfied with Qwest service.

B.   EFFECTS  OF  SLAMMING:
-      It  is  illegal  and  will  not  be  tolerated  by  Qwest!
- Creates a bad image and adversely affects Qwest's and the Sales Agent/Representative's reputation.
-      Frustrating  experience  for  the  subscriber  that  was  slammed.
-      Takes  time  to  investigate  and  correct.
-      If  we  can  get  information  verified  (correct),  It  will  save  on:
1.  Order  rejects
2.  Returned  mail
3.  Time  to  process  valid  and  accurate  orders.
- Substantial monetary penalties and costs are assessed against Qwest when a subscriber is improperly switched. These charges are passed back by Qwest to the Representative and/or individual sales agent involved, and all commissions earned on the account will be forfeited. Repeated slamming activity leads to serious consequences for the agent, including termination of the sales agent relationship with Qwest.

QWEST  AS WELL AS FEDERAL. STATE. AND LOCAL REGULATORY AGENCIES VIEW "SLAMMING11
--------------------------------------------------------------------------------
AS A VERY SERIOUS PROBLEM. THE FCC AND STATES ROUTINELY IMPOSE SIGNIFICANT FINES
--------------------------------------------------------------------------------
ON  A  PER  VIOLATION  BASIS.
-----------------------------
C. HOW A REPRESENTATIVE/REPRESENTATIVE DOING FACE TO FACE SALES CAN PROTECT AGAINST SLAMMING:
- You are strongly encouraged to verify information against each new customer's actual telephone bill for each LOA.
- You must make sure that the person signing the LOA is a person with authority to make decisions for the telephone line(s) to be switched. It is essential that the person signing the LOA have authority to change long distance carriers. Note that children, roommates, receptionists, secretaries and assistants typically do not have the authority to change long distance carriers for the subscriber or company. If the person signing the LOA is different from the person with the actual authority to do so, you should attempt to contact the other person. While this policy might jeopardize some sales orders, it should give you a chance to retain sales by demonstrating your concern and professionalism.
- Where possible in face to face sales situations, verify the person's identity and signature against a valid, government-issued ID, such as a driver's license. Note: this procedure is MANDATORY in certain states.
- Take your time. Review the LOA for accuracy and legibility, especially the telephone number. Confirm the person's telephone number.
- NEVER sign someone else's name on an LOA or any other document! Forgery will get you fired.
-      Don't  force  a  sale  that  is  not  there.
D.     REPRESENTATIVE'S  OBLIGATIONS  RELATING  TO  SLAMMING  PREVENTION:
- Representative shall require all sales representatives who will solicit services on behalf of Qwest to satisfactorily complete Representative's approved sales training program, which shall include training on compliance with all applicable federal, state and local laws and regulations. In order to facilitate the required training, Qwest will provide training to Representative regarding federal and state prohibitions against slamming, and shall conduct annual refresher courses for Representative. Only those sales representatives who have satisfactorily completed the training program and have signed Addendum B-3 (Zero Slamming Pledge) shall be allowed to submit orders to Qwest for processing.

- Where applicable, Representative shall obtain a valid and accurate authorization for changing a customer's Primary Interexchange Carrier to Qwest ("PIC Authorization"). Representative must submit a PIC Authorization, in a form provided or approved by Qwest, for each customer telephone number. Such PIC Authorization shall comply with (i) all applicable federal, state and local laws and regulations, and (ii) Qwest's internal procedures. If Representative submits customer order information electronically to Qwest, Representative will, within forty-eight (48) hours of Qwest's request, produce sufficient evidence of the PIC Authorization. Representative shall promptly and in good faith cooperate with Qwest, the local exchange carrier, and the applicable governmental body in attempting to resolve all PIC Authorization disputes.

- If Qwest, in its sole discretion, determines that any of Representative's employees, agents, contractors, or other individuals soliciting services on behalf of Qwest, have forged a subscriber's signature on a LOA or have violated any applicable federal, state or local laws or regulations, including the FCC's rules regarding the unauthorized switching of long distance services, Representative agrees that such individuals shall be subject to prompt disciplinary action, up to and including termination. At a minimum, such individuals shall be permanently barred from soliciting services on behalf of Qwest.

- If the number of Improper PIC Change Orders (defined below) submitted by Representative during any calendar month exceeds two percent (2%) of the total number of PIC change orders submitted by Representative during the month, Qwest will implement remedial measures de-signed to improve Representative's performance. Notwithstanding anything to the contrary, if the number of Improper PIC Change Orders submitted by Representative during any of the first three calendar months of this Agreement exceeds two percent (2%) of the total number of PIC change orders submitted by Representative during the month, Qwest may immediately terminate this Agreement without further liability. For purposes of this paragraph, an order shall be deemed to be an "Improper PIC Change Order" if, within fourteen (14) days after notice to Qwest of a customer dispute, (1) Representative cannot produce evidence of an signed LOA and/or a record of third party verification ('TPV") that complies with Qwest's policies and procedures, or (2) the LOA or TPV is forged or otherwise fraudulent. Remedial measures shall, at a minimum, include;
(1) Mandatory retraining by Qwest of Representative's sales personnel, at Representative's expense, which will focus on proper sales techniques and methods to reduce rejected customer orders;
(2) Representative's implementation of specific changes mandated by Qwest designed to reduce the incidence of bad customer orders;
(3)   Representative's reaffirmation and re-signing of the Zero Slamming Pledge;
(4) Representative's performance of a self-audit on a monthly or weekly basis as dictated by Qwest and in accordance with Qwest's policies and procedures;
(5) Charge back of all commissions earned by Representative on Improper PIC Change Orders plus and additional penalty equal to fifty percent (50%) of the commissions on each Improper PIC Change Order.

- (For California only) If the number of Improper PIC Change Orders (defined below) submitted by Representative during any calendar month exceeds one percent (1%) of the total number of PIC change orders submitted by Representative during the month, Qwest will place Representative on a ninety
(90) day probationary/retraining period. If the number of Improper PIC Change Orders submitted by Representative remains at or exceeds one percent (1%) of the total number of PIC change orders submitted by Representative during any month after its first ninety (90) day probationary/retraining period, Qwest may immediately terminate this Agreement without further liability. For purposes of this paragraph, an order shall be deemed to be an "Improper PIC Change Order" if, within fourteen (14) days after notice to Qwest of a customer dispute, (1) Representative cannot produce evidence of an signed LOA and/or a record of third party verification {'TPV") that complies with Qwest's policies and procedures, or (2) the LOA or TPV is forged or otherwise fraudulent. Qwest will require retraining, at Representative's expense, for any Representative whose Improper PIC Change Orders are above five tenths of a percent (0.5%) for any one (1) month.

- Third Party Verification Procedures. If required by Qwest, Representative will follow any and all third party verification procedures that Qwest may promulgate from time to time, including, but not limited to, instructions for sending calls to third party verification, directions on adhering to specific scripts supplied by Qwest, and transmission of both voice and data to third party verification simultaneously. Further, Representative will submit proof of adherence to such procedures to Qwest's designated third party verification provider. Qwest will notify Representative regarding the entity serving as a third party verification provider for a Telemarketing Program. Such third party verification provider is subject to change upon notice to Representative